Exhibit 99.1

For Immediate Release	Contact:

Irene Smith
813-749-2102
Ismith@cryo-cell.com

CORD BLOOD BANKING LEADER CRYO-CELL REPORTS FISCAL THIRD Quarter 2021 FINANCIAL RESULTS

OLDSMAR, FL – October 15, 2021 – Cryo-Cell International, Inc. (The Nasdaq Stock Market Symbol: CCEL) (the “Company”), the world’s first private cord blood bank to separate and store stem cells in 1992, announced results for the fiscal third quarter ended August 31, 2021.

Financial Results

Revenue

Consolidated revenues for the third quarter of fiscal 2021 were $7.5 million compared to $8.1 million for the third quarter of fiscal 2020.  The revenues for the third quarter of fiscal 2021 consisted of $7.3 million in processing and storage fees, $18,200 in product revenue and $158,936 in public banking revenue compared $7.5 million in processing and storage fees, $427,874 in licensee income, $82,800 in product revenue and $116,826 in public banking revenue for the third quarter of fiscal 2020.

Net Income

The Company reported net income for the three months ended August 31, 2021 of $857,000, or $0.10 per basic share and diluted share, compared to net income of $784,000, or $0.10 per basic and diluted share for the three months ended August 31, 2020. During the three months ended August 31, 2021, revenue decreased 8%, cost of sales increased 4% and selling, general and administration expenses increased 3%.  Selling, general and administrative expenses increase was mainly attributable to $167,000 in expenses associated with the development of the Cryo-Cell Institute for Cellular Therapies’ and $131,000 in patent expenses related to the Patent and Technology License Agreement with Duke University (“the Agreement”). Also, for the three months ended August 31, 2021, the Company recorded $255,000 in amortization expense related to the Agreement.  For the three months ended August 31, 2021, the Company recorded a decrease of $325,000 versus $146,000 for the three months ended August 31, 2020, to the fair value of the contingent consideration liability from the potential earn out to which Cord:Use is entitled from the Company’s sale of the purchased public cord blood inventory

David Portnoy, Chairman of the Board and Co-CEO, commented, “We are proud to report another quarter of solid financial results even with the additional expenses related to our transformation into a vertically integrated, cellular therapy company.”

About Cryo-Cell International, Inc.

Founded in 1989, Cryo-Cell International, Inc. is the world’s first private cord blood bank. More than 500,000 parents from 87 countries have entrusted Cryo-Cell International with their baby’s cord blood and cord tissue stem cells. In addition to its private bank, Cryo-Cell International has a public banking program in partnership with Duke University. Cryo-Cell’s public bank has provided cord blood for more than 600 transplantations and operates cord blood donation sites across the U.S in prominent hospitals such as Cedars–Sinai Hospital in Los Angeles and Baptist Hospital in Miami. Cryo-Cell’s facility is FDA registered,

cGMP-/cGTP-compliant and licensed in all states requiring licensure. Besides being AABB accredited as a cord blood facility, Cryo-Cell was also the first U.S. (for private use only) cord blood bank to receive FACT accreditation for adhering to the most stringent cord blood quality standards set by any internationally recognized, independent accrediting organization. Cryo-Cell owns the exclusive rights to PrepaCyte-CB, the industry’s most advanced cord blood processing technology.

Cryo-Cell’s mission is to provide the premier cord blood and cord tissue cryopreservation services and to develop, manufacture and administer cellular therapies to significantly improve the lives of patients worldwide.  In February 2021, Cryo-Cell entered into a license agreement with Duke University that transformed Cryo-Cell into an autonomous, vertically integrated cellular therapy company.

For more information, please visit IR.cryo-cell.com.

Forward-Looking Statements

Statements herein the terms “believe”, “intends”, “projects”, “anticipates”, “expects”, and similar expressions as used are intended to reflect “forward-looking statements” of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the impact of the COVID-19 pandemic on our sales, operations and supply chain, the success of the Company’s global expansion initiatives and product diversification, the Company’s actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company’s future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company’s business, the success of the Company’s initiative to expand its core business units to include biopharmaceutical manufacturing and operating clinics, the uncertainty of profitability from its biopharmaceutical manufacturing and operating clinics, the Company’s ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company’s umbilical cord blood and cord tissue license agreements, together with the associated intellectual property and their ability to provide the Company with royalty fees, and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.